SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
----------------

SCHEDULE 13G/A #3
(Rule 13d-101)

Under the Securities Exchange Act of 1934



CREDITRISKMONITOR.COM INC.
-----------------------------------------------------------
(Name of Issuer)


COMMON STOCK, PAR VALUE $0.01 PER SHARE
-----------------------------------------------------------
(Title of Class of Securities)


225426105
-----------------------------------------------------------
(CUSIP Number)

February 15, 2012
-----------------------------------------------------------
(Date of Event that Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)



CUSIP No. 225426105

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS, L.P.
		13-3100474
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			532,093
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				532,093
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		532,093
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[ ]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		6.7%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		PN
__________________________________________________________



1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SMP ASSET MANAGEMENT LLC
                42-1582561
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		DELAWARE
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			   532,093
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				  532,093
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		532,093
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[ ]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		6.7%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		OO (LLC)
___________________________________________________________




1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		La'Dadande Limited Partnership
		27-1810605
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			1,575
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				1,575
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		1,575
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[ ]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.0%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		PN
__________________________________________________________



1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		La'Dadande Corp.
		27-1582109
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			1,575
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				1,575
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		1,575
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[ ]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.0%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		CO
__________________________________________________________


1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		LAWRENCE J. GOLDSTEIN
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF		537,903
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				537,903
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		5,810
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
	EXCLUDES CERTAIN SHARES 		[ ]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
		6.8%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		IN
__________________________________________________________


Item 1.

(a) CREDITRISKMONITOR.COM INC.

(b) 704 Executive Blvd., Suite A, Valley College, NY 10989

Item 2.   Identity and Background.

(a) This Statement is being filed by Santa Monica Partners, L.P., a New York limited partnership ("Santa Monica Partners"), SMP Asset Management, LLC, a Delaware limited liability company ("SMP Asset Management"), the general partner of Santa Monica Partners, La'Dadande Limited Partnership, a Delaware limited partnership, ("La'Dadande LP") and La'Dadande Corp., a New York corporation ("La'Dadande Corp."), the general partner of La'Dadande LP. and Lawrence J. Goldstein. Mr. Goldstein is an individual investor, sole managing member and sole owner of SMP Asset Management, a limited partner of La'Dadande LP and President of La'Dadande Corp.


(b) (c) The principal business address of Santa Monica Partners, SMP Asset Management, La'Dadande LP, La'Dadande Corp. and Lawrence J. Goldstein (collectively the "Reporting Persons") is 1865 Palmer Avenue, Larchmont, New York 10538. Mr. Goldstein is a citizen of the United States.

(d) Title of Class of Securities: Common Stock

(e) CUSIP: 225426105

Item 3. NA

Item 4. Ownership


Santa Monica Partners, L.P.
(a) Amount beneficially owned: 532,093
 (b) Percent of class: 6.7%%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 532,093
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		   to direct the disposition of: 532,093
	(iv) Shared power to dispose or to direct the disposition of: 0

SMP Asset Management, LLC
(a) Amount beneficially owned: 532,093
 (b) Percent of class: 6.7%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 532,093
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		   to direct the disposition of: 532,093
	(iv) Shared power to dispose or to direct the disposition of: 0



La'Dadande Limited Partnership
(a) Amount beneficially owned: 1,575
 (b) Percent of class: 0.0%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 1,575
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		to direct the disposition of: 1,575
	(iv) Shared power to dispose or
		to direct the disposition of: 0

La'Dadande Corp.
(a) Amount beneficially owned: 1,575
 (b) Percent of class: 0.0%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 1,575
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		to direct the disposition of: 1,575
	(iv) Shared power to dispose or
		to direct the disposition of: 0

Lawrence J. Goldstein
(a) Amount beneficially owned: 5,810
 (b) Percent of class: 0.1%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 5,810
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		to direct the disposition of: 5,810
	(iv) Shared power to dispose or
		to direct the disposition of: 0

The filing of this statement made by each of the Reporting
Persons shall not be construed as an admission that any of such persons is, for purposes of Section 13(d) of the Securities
Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.

Item 5.  Not Applicable

Item 6.  Interest in Securities of the Issuer.

(c) The following is a list of transactions in the Shares made in open market purchases during the past 60 days:


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|


Item 7.

Not applicable

Item 8.

Not applicable

Item 9.

Not applicable

Item 10.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 15, 2012
SANTA MONICA PARTNERS, L.P.
By: SMP ASSET MANAGEMENT, LLC, GENERAL PARTNER

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, Sole Managing Member


February 15, 2012
SMP ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, Sole Managing Member


February 15, 2012
La'Dadande Limited Partnership
BY: LA'DADANDE CORP., GENERAL PARTNER

By: /s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein, President

February 15, 2012
La'Dadande Corp.

By: /s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein, President

February 15, 2012


/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein